EXHIBIT 99.1

[CHART INDUSTRIES, INC. LETTERHEAD]

For Immediate Release

CHART INDUSTRIES DELAYS RELEASE OF

FOURTH-QUARTER 2002 FINANCIAL RESULTS

CLEVELAND, OH – February 4, 2003 – Chart Industries, Inc. (NYSE:CTI) today announced that it has delayed the release of its financial results for the fourth quarter and year ended December 31, 2002. The Company did, however, release information on sales, orders and backlog for the fourth quarter of 2002. The Company expects to release complete financial results for 2002 in late-March 2003. This delayed release will allow the Company more time to complete negotiations with its senior lenders regarding a restructuring of the Company’s debt outstanding, to finalize its analysis of goodwill impairment under Statement of Financial Accounting Standards No. 142, “Goodwill and Other Intangible Assets,” and to determine the impact of such items on its 2002 financial statements.

The Company had been actively pursuing primarily two alternatives to improve its financial condition and reduce its leverage, which were a substantial equity investment in the Company or a restructuring of the Company’s debt outstanding with its senior lenders. In the fourth quarter of 2002, the Company commenced negotiations with its senior lenders regarding such a restructuring and negotiations are proceeding. The Company hopes to complete these negotiations in February 2003 and then expects to seek shareholder approval for the transaction. As part of this proposed restructuring, the Company’s existing Credit Agreement would be replaced and covenant violations existing at December 31, 2002 would be waived. The Company is hopeful that a restructuring transaction will be finalized before the end of the first quarter of 2003. The Company also continues to advance the possible sale of several non-core assets, the proceeds from which will be used to reduce debt.

During the fourth quarter of 2002, the Company recorded significant planned restructuring costs related to the previously announced closure of its heat exchanger manufacturing facility in the United Kingdom. In addition, as required under accounting principles generally accepted in the United States, the Company completed step one of the 2002 annual impairment test for goodwill and determined that there is an indication of goodwill impairment. The Company is in the process of completing step two of the impairment test to determine the amount of impairment. The resulting charge would be recorded in the fourth quarter of 2002. The Company has approximately $170 million of goodwill recorded prior to any impairment charge.

As a result of the Company’s performance and its cumulative tax loss position, the Company is also evaluating the need to provide a valuation allowance against its net deferred tax assets of approximately $27 million. Final terms of the debt restructuring transaction will have a significant impact on the amount of the valuation allowance required.

Pursuant to the Company’s amended Credit Agreement, the Company was required to issue to its lenders warrants at December 31, 2002 to purchase, in the aggregate, 773,133 shares of Chart Common Stock at an exercise price of $0.75 per share. These warrants have been valued at $0.4 million and will be amortized to financing costs amortization expense over the remaining term of the Company’s Credit Agreement, which expires in March 2006. In addition, the interest rate on the Company’s debt outstanding under its Credit Agreement will increase by 25 basis points beginning in the first quarter of 2003.

Arthur S. Holmes, Chairman and Chief Executive Officer, commented, “Our current negotiations to restructure Chart’s senior debt and our status with the process of determining the amount of goodwill impairment prevent us from releasing complete 2002 financial results at this time. In an effort to provide as much relevant market information to our shareholders as possible, however, we are releasing fourth-quarter 2002 sales, orders, and backlog information.”

In accordance with the Company’s previously announced organizational changes that were effective October 1, 2002, beginning with today’s information, the Company is reporting segment financial performance as follows:

Energy and Chemicals (“E&C”) – Includes Chart’s Process Systems, Heat Exchangers, NexGen Fueling and Greenville Tube business units.

Distribution & Storage (“D&S”) – Includes Chart’s cryogenic containment products, which span the entire spectrum of the industrial gas market from small customers requiring cryogenic packaged gases to users requiring custom-engineered cryogenic storage systems.

Biomedical – Includes Chart’s cryo-biological, medical, telemetry and other home healthcare product lines, its aluminum container product line, which serves agricultural markets, and a variety of other end-use applications.

Sales for the fourth quarter of 2002 were $75.2 million, increasing approximately two percent from $73.6 million for the corresponding quarter of 2001. Orders in the fourth quarter of 2002 totaled $66.3 million, compared with $87.8 million in the third quarter of 2002. Sales for the year ended December 31, 2002 were $296.3 million, down from $328.0 million for the year ended December 31, 2001.

Commenting on Chart’s sales for the year ended December 31, 2002, Mr. Holmes said, “Following a weak first-quarter start, our 2002 sales stabilized at approximately $75 million per quarter, or approximately $300 million per year. This sales level is down almost 10 percent from 2001. The E&C segment has been relatively flat year-over-year but is showing signs of increased recovery going forward based upon strong hydrocarbon processing activity. Our D&S segment took a significant hit in sales this year, dropping 25 percent from 2001 levels, reflecting the economic slowdown in the industrial sectors of North America and Europe. The Biomedical segment demonstrated an impressive 17 percent increase in sales over 2001 primarily fueled by strong demand for our MRI products.”

Mr. Holmes further commented on orders for Chart’s three business segments, stating, “Our E&C segment enjoyed a much stronger year for order intake, posting an increase in orders of 31 percent over 2001. Our E&C businesses continue to actively bid many natural gas, ethylene and other large hydrocarbon projects worldwide. The healthy order intake has provided a more robust backlog for this business going into 2003. However, the industrial gas market continued to experience depressed demand awaiting the recovery of this sector. Recently, there have been some promising signs of improved industrial gas demand in Asia. Following the shutdown of our U.K. heat exchanger operation, we expect improved profitability for the E&C segment.”

“2002 orders in the D&S segment decreased substantially compared with 2001, caused by the economic slowdown and reductions in capital spending. A bright spot is our packaged gas products. New products serving the beverage market are demonstrating improved demand and our efforts to convert industrial gas end-users to liquid supply are succeeding. In addition, the restructuring efforts commenced in 2002 are beginning to produce lower costs and improved profitability for D&S products, offsetting downward price pressures from the weak industrial markets. LNG receiving and distribution activity in Europe also is creating strong business for D&S products.”

“Biomedical products experienced increased demand in 2002, with orders up 11 percent over 2001. Demand continues to be strong, although the product mix is changing. I expect continued strong growth for this segment in 2003.”

Mr. Holmes concluded, “Looking ahead, I am cautiously optimistic that our products and the markets we serve will experience an increase in demand in 2003. The completion of our planned manufacturing consolidations and operational restructuring activities in the first half of 2003 should contribute to improved financial performance. We expect to conclude our debt restructuring in a way that will provide for our long-term capital needs and remove the aura of uncertainty that has characterized our financial situation in 2002.”

Fourth-Quarter 2002 Sales, Orders and Backlog

Sales for the fourth quarter of 2002 were $75.2 million versus $73.6 million for the fourth quarter of 2001, an increase of $1.6 million, or two percent. E&C segment sales increased 31 percent to $25.3 million in the fourth quarter of 2002, from sales of $19.2 million in the fourth quarter of 2001. The Company commenced production on the heat exchangers and cold boxes for a significant Bechtel LNG facility order adding $2.3 million in sales to the fourth quarter of 2002. General improvements in the hydrocarbon processing market of the E&C segment contributed to the additional increase in sales. D&S segment sales decreased 14 percent, with fourth-quarter 2002 sales of $34.0 million, compared with $39.5 million for the same quarter in 2001. A $4.9 million decline in the worldwide standard tank business, where the Company’s customers continue to delay capital spending, primarily accounted for this decrease. Biomedical segment sales increased seven percent to $15.9 million in the fourth quarter of 2002, compared with sales of $14.9 million in the fourth quarter of 2001. This increase was primarily attributable to MRI product sales, which were up $700,000 between the two quarters.

Chart’s consolidated orders for the fourth quarter of 2002 totaled $66.3 million, compared with orders of $87.8 million for the third quarter of 2002. Chart’s consolidated firm order backlog at December 31, 2002 was $69.3 million, compared with $78.3 million at September 30, 2002.

E&C orders for the fourth quarter of 2002 totaled $16.4 million, compared with $38.8 million in the third quarter of 2002. The decrease in orders in the fourth quarter of 2002 is attributable to the inclusion in the third quarter of 2002 of significant orders from Bechtel for heat exchangers and cold boxes to equip a large LNG facility. E&C backlog at December 31, 2002 was $44.2 million, down 17 percent from the September 30, 2002 backlog of $53.1 million, but a strong 36 percent increase over the $32.5 million in backlog at the start of 2002.

D&S orders for the fourth quarter of 2002 totaled $33.6 million, compared with $30.2 million for the third quarter of 2002, primarily as a result of improved orders for industrial and beverage packaged gas systems.

Biomedical orders for the fourth quarter of 2002 totaled $16.3 million, compared with $18.8 million for the third quarter of 2002. A weak European market for liquid oxygen systems was the primary cause of this fourth-quarter decline in orders.

General

This release contains forward-looking statements that are subject to certain risks and uncertainties which could cause actual results to differ materially from those expressed or implied by such statements or could reduce the liquidity of the Company’s common stock. Such risks and uncertainties include, but are not limited to, continued slowness in Chart’s major markets, the impact of competition, the timing and effectiveness of operational changes and restructuring initiatives expected to increase efficiency and productivity and reduce operating costs, the ability of Chart to satisfy covenants and make required payments under its credit facilities, the success of Chart in restructuring its debt arrangements, obtaining additional sources of capital and selling certain assets and the ultimate terms and conditions of such transactions, the Company’s ability to satisfy the NYSE’s continued listing requirements and remain listed on the NYSE, changes in worldwide economical and political conditions, the threat of terrorism and the impact of responses to that threat, and foreign currency fluctuations that may affect worldwide results of operations. The Company does not assume any obligation to update any of these forward-looking statements.

Chart Industries, Inc. is a leading global supplier of standard and custom-engineered products and systems serving a wide variety of low-temperature and cryogenic applications. Headquartered in Cleveland, Ohio, Chart has domestic operations located in 11 states and international operations located in Australia, China, the Czech Republic, Germany and the United Kingdom.

For more information on Chart Industries, Inc. visit the Company’s web site at www.chart-ind.com.

Contact:    Michael F. Biehl, Chief Financial Officer, 440-753-1490

CHART INDUSTRIES, INC.

QUARTERLY SEGMENT INFORMATION (UNAUDITED)

LAST FIVE-QUARTER TREND (1)

(Dollars in thousands)

	2001		2002
	Fourth Quarter	Full Year	First Quarter	Second Quarter	Third Quarter	Fourth Quarter	Full Year
Sales
Energy & Chemicals	$19,240	$90,203	$20,107	$26,655	$21,062	$25,254	$93,078
Distribution & Storage	39,472	179,830	32,227	35,184	34,167	33,970	135,548
Biomedical	14,854	57,957	15,374	17,341	18,996	15,946	67,657

Total	$73,566	$327,990	$67,708	$79,180	$74,225	$75,170	$296,283

Orders
Energy & Chemicals	$31,114	$85,091	$31,310	$25,030	$38,750	$16,355	$111,445
Distribution & Storage	32,676	167,061	30,240	35,009	30,195	33,639	129,083
Biomedical	16,475	59,536	13,909	17,190	18,839	16,327	66,265

Total	$80,265	$311,688	$75,459	$77,229	$87,784	$66,321	$306,793

Backlog
Energy & Chemicals	$32,479		$42,902	$38,109	$53,141	$44,239
Distribution & Storage	28,042		28,553	28,342	23,626	23,311
Biomedical	4,291		2,382	2,355	1,532	1,790

Total	$64,812		$73,837	$68,806	$78,299	$69,340

(1)	Segment information for all periods presented has been restated to conform to the Company’s current business segments.